Exhibit 15.3
Consent of Independent Registered Public Accounting Firm
NiMin Energy Corp.
Carpinteria, California
We hereby consent to the inclusion, as an exhibit, in the Registration Statement of our report dated February 4, 2010, relating to the Statements of Revenue and Direct Operating Expenses of the Seller of the Acquired Properties.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas

October 20, 2010